                                                                    Exhibit 12

                       COMCAST CABLE COMMUNICATIONS, INC.
                        RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                           SIX MONTHS ENDED JUNE 30,                      YEARS ENDED DECEMBER 31,
                                       ---------------------------------     ----------------------------------------------------
                                                               1996                    1996
                                                    --------------------     ---------------------
                                                        PRO                     PRO
                                          1997         FORMA (1)    ACTUAL     FORMA (1)    ACTUAL      1995       1994     1993
                                       ---------    -------------  --------  ------------   -------    -------    ------   ------
Earnings (loss) before fixed charges
  (2):
Loss before extraordinary items and
  cumulative effect of accounting
  changes...........................    ($65.8)       ($62.1)       ($14.3)   ($118.3)       ($22.6)    ($48.9)    ($23.0)   ($6.4)
Income tax (benefit) expense........     (23.5)        (28.1)         (3.6)     (50.2)         (4.5)     (24.9)      (1.8)    23.5
Equity in net loss of affiliate.....
Fixed charges.......................     132.3         126.3         126.3      260.5         260.5      273.8      176.5    181.3
                                        --------   ---------     ---------  ---------       -------    -------    -------  -------
                                         $43.0         $36.1        $108.4      $92.0        $233.4     $200.0     $151.7   $198.4
                                        --------   ---------     ---------  ---------       -------    -------    -------  -------
                                        --------   ---------     ---------  ---------       -------    -------    -------  -------
Fixed charges (2):
Interest expense and preferred stock
  dividend requirements.............    $119.9        $110.8        $110.8     $228.4        $228.4     $245.6     $155.6   $162.2
Interest expense on notes payable to
  affiliates........................      12.4          15.5          15.5       32.1          32.1       28.2       20.9     19.1
                                        --------   ---------     ---------  ---------       -------    -------    -------  -------
                                        $132.3        $126.3        $126.3     $260.5        $260.5     $273.8     $176.5   $181.3
                                        --------   ---------     ---------  ---------       -------    -------    -------  -------
                                        --------   ---------     ---------  ---------       -------    -------    -------  -------
Ratio of earnings to fixed charges
  (3)...............................      --          --            --          --             --         --         --        1.1


                                         1992
                                       --------
Earnings (loss) before fixed charges
  (2):
Loss before extraordinary items and
  cumulative effect of accounting
  changes...........................    ($174.0)
Income tax (benefit) expense........       12.3
Equity in net loss of affiliate.....       78.0
Fixed charges.......................      172.6
                                      ---------
                                          $88.9
                                      ---------
                                      ---------
Fixed charges (2):
Interest expense and preferred stock
  dividend requirements.............     $154.1
Interest expense on notes payable to
  affiliates........................       18.5
                                      ---------
                                         $172.6
                                      ---------
                                      ---------
Ratio of earnings to fixed charges
  (3)...............................     --

------------------------

(1) Pro forma ratio of earnings to fixed charges information is presented as if the Scripps Acquisition (as defined) occurred on January 1, 1996.

(2) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before extraordinary items, cumulative effect of accounting changes, income tax expense (benefit), equity in net loss of affiliate (1992 only) and fixed charges. Fixed charges consist of interest expense, interest expense on notes payable to affiliates and preferred stock dividend requirements of a subsidiary to an affiliate (1992 only).

(3) For the six months ended June 30, 1997 and 1996, earnings, as defined above, were inadequate to cover fixed charges by $89.3 million and $17.9 million, respectively. On a pro forma basis, for the six months ended
    June 30, 1996 and for the year ended December 31, 1996, earnings, as defined above, were inadequate to cover fixed charges by $90.2 million and $168.5 million, respectively. For the years ended December 31, 1996, 1995, 1994 and 1992, earnings, as defined above, were inadequate to cover fixed charges by $27.1 million, $73.8 million, $24.8 million and $83.7 million, respectively.

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